EXHIBIT 10.29

Silgan Holdings Inc.

2004 Stock Incentive Plan

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

(Outside Director)

Date of Grant:

Restricted Stock Units:

RESTRICTED STOCK UNIT AGREEMENT made in Stamford, Connecticut, between Silgan Holdings Inc. and                                                      .

1. Grant of Award. The Company has granted you                  Restricted Stock Units, subject to the provisions of this Agreement. The Company will hold the Restricted Stock Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2. Payment Amount. Each Restricted Stock Unit represents the equivalent of one (1) Share of common stock of the Company. [You will be paid a dividend equivalent in an amount equal to any cash dividends paid by the Company upon one Share of common stock for each vested Restricted Stock Unit credited to your account for which you have deferred delivery of Shares hereunder. Dividend equivalents will be paid to you in cash as soon as practicable after dividends are distributed to stockholders.]*

3. Vesting. The restrictions on your Restricted Stock Units will lapse and the Restricted Stock Units will become fully vested     **     months after the Date of Grant. If your Service with the Company terminates prior to the end of this     **     month period, your Restricted Stock Units will immediately be forfeited, and your rights with respect to these Restricted Stock Units will end.

4. Form of Payment. Vested Restricted Stock Units will be settled in Shares.

5. Dividend Equivalents. Each Restricted Stock Unit carries with it a right to dividend equivalents, entitling you to be credited with an amount equal to all cash dividends paid on one Share of common stock of the Company while the Restricted Stock Unit is outstanding and until the date of vesting for the Restricted Stock Unit, subject to this Section 5. You will be credited with such amounts of dividend equivalents in respect of each Restricted Stock Unit provided that such Restricted Stock Unit was outstanding on, and had not vested prior to, the applicable record date for such cash dividend. All such amounts of dividend equivalents credited to you in respect of each Restricted Stock Unit will be paid to you upon the date of vesting of such Restricted Stock Unit . In the event that any Restricted Stock Unit does not vest and is forfeited, all such amounts of dividend equivalents credited to you in respect of such Restricted Stock Unit shall be likewise forfeited by you. Such amounts of dividend equivalents credited to you in respect of unvested Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms of this Agreement.

* Include if deferral is applicable.

** Insert number of months, no less than twelve (12).

[6. Deferral of Delivery.

(a) If you would like to defer delivery of Shares to a date subsequent to the date of vesting of the Restricted Stock Units, you may, provided that, no later than December 31 of the calendar year immediately prior to the year of the Date of Grant, you made a written request to the Board of Directors for deferral, including a suggested delivery date up to 10 years following the Date of Grant. This request may be made within 30 days after the Date of Grant in the year in which the Plan is first approved by stockholders of the Company and in the first year in which you are nominated for election or appointment to the Board of Directors. The Board of Directors may, in its sole discretion, determine whether to permit deferral of delivery in the manner requested. If the Board of Directors does not accept your suggested delivery date, then you will be notified of this decision in writing and your Shares will be delivered to you when the Restricted Stock Units vest. If the Board of Directors accepts your proposal, you will be bound by the deferred delivery date, unless the deferral period is extended as provided in paragraph (b) below.

(b) If your deferral period expires prior to the termination of your directorship and you would like to extend your deferral period, you may, at least 13 months prior to the date on which your initial deferral period is scheduled to expire, make a written request to the Board of Directors for an extension of the deferral period, including a revised delivery date no earlier than 5 years after the delivery date applicable under your initial deferral request and no later than 20 years following the Date of Grant. The Board of Directors may, in its sole discretion, determine whether to permit deferral of delivery in the manner requested. If the Board of Directors does not accept your proposed revised delivery date, you will be notified of this decision in writing and the Shares will be delivered to you at the end of the initial deferral period. If the Board of Directors accepts your proposal, you will be bound by the revised delivery date, which may not be revoked.

(c) Under no circumstances may a deferral period be extended more than once.

(d) Notwithstanding the foregoing, the Board of Directors may, in its discretion, distribute Shares from your deferral account prior to the expiration of your deferral period in the event you have an unforeseeable emergency.

(e) All deferral elections and distributions from your deferral account will be subject to applicable law, including changes in law affecting outstanding deferral elections. The Board of Directors has the authority to modify outstanding deferral elections to the extent necessary to comply with changes in applicable law.]*

[7. Termination of Service. If your Service with the Company terminates for any reason (including in the event of your death or disability), any deferred Restricted Stock Units will be distributed to you as soon as practicable following such termination. If you are deceased, the Company will make a distribution to your estate only after the Board of Directors has determined that the payee is the duly appointed executor or administrator of your estate.]*

[8. Change in Control. In the event of a Change in Control, the Restricted Stock Units credited to your deferral account will be treated in accordance with the terms of the Plan.]*

9. Transfer of Award. You may not transfer any interest in Restricted Stock Units, except by will or the laws of descent and distribution. Any other attempt to dispose of your interest in Restricted Stock Units will be null and void.

10. Adjustments. In the event of any subdivision of the common stock of the Company, a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding common stock (by reclassification or otherwise), the Board of Directors will make appropriate adjustments to the number and kind of Shares covered by the Restricted Stock Units and other relevant provisions, to the extent necessary to prevent

*Include if deferral is applicable.

dilution or enlargement of the benefits or potential benefits intended to be provided by the Restricted Stock Units. Any such determinations and adjustments made by the Board of Directors will be binding on all persons.

11. Restrictions on Distribution of Shares. The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations and all applicable national securities exchange or national securities association rules have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

12. Disposition of Securities. You may dispose of any Shares paid on your Restricted Stock Units only pursuant to an effective registration statement under the Securities Act of 1933 or an exemption or exclusion from the registration requirement. By accepting the Award and signing this Agreement, you acknowledge that you have read and understand the Company’s policy on, and are aware of and understand your obligations under federal securities laws with respect to, trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

13. Plan Terms Govern. The grant of Restricted Stock Units, the settlement of Restricted Stock Units in Shares, and the disposition of such Shares are subject to the provisions of the Plan and any rules that the Board of Directors may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Agreement.

14. Compliance with Applicable Law. Notwithstanding anything to the contrary herein, all grants and settlements of Restricted Stock Units and all deferral elections and distributions from your deferral account will be subject to Section 409A of the Code and other applicable law. To the extent that this Agreement or any deferral election is in violation of Section 409A of the Code or guidance issued thereunder, this Agreement or the deferral election, as applicable, will be deemed amended as necessary to conform to Section 409A of the Code and related guidance.

15. Personal Data. To comply with applicable law and to administer the Plan and this Agreement properly, the Company and its agents may hold and process your personal data, including your home address and Social Security number. By accepting the Award, you expressly consent to the use of this data by the Company and its agents and to the transfer of this data outside the country in which you perform services or reside.

16. Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the Service of the Company or any of its Affiliates or to interfere in any way with the right of the Board of Directors or the stockholders to terminate your directorship at any time. Distribution of Shares on your Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no voting rights or other rights as a stockholder of the Company pursuant to the Restricted Stock Units until Shares are actually paid to you.

17. Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units.

18. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

By accepting this Award and signing below, you confirm the following:

(i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement and the Plan; and

(ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Stock Units are replaced and superseded.

SILGAN HOLDINGS INC.

By:
Name:
Title:

OUTSIDE DIRECTOR

(Signature)

(Print Name)

(Address)

(City, State, Zip Code)

(Social Security Number)

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